Exhibit 5.1

Form of Opinion

[—] 2011

Direct Line: 441 299 4938
Email: guy.cooper@conyersdill.com
GNC/maa/339507/corpdocs366453

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

United States of America

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, NY 10005

United States of America

As representatives of the several Underwriters (as defined below)

Dear Sirs,

Freescale Semiconductor Holdings I, Ltd. (the “Company”)

Freescale Semiconductor Holdings II, Ltd. (“Holdings II”)

Freescale Semiconductor Holdings III, Ltd. (“Holdings III”)

Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV” and together with Holdings II and Holdings III, the “Bermuda Subsidiaries”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering to be made pursuant to the prospectus (the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on form S-1 (Registration No. 333-172188) as amended through the date hereof (the “Registration Statement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission on 11 February 2011 relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of [number] common shares, par value [US$0.005] each, [of which [number] are being offered by the Company together with an additional [number] common shares, par value

US$[0.005] each subject to an over-allotment option granted to the Underwriters (as defined below) by the Company pursuant to the Underwriting Agreement (as defined below) (together, the “Shares”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	an electronic copy of the Registration Statement including the Prospectus; and

(ii)	an electronic copy of an underwriting agreement dated [—] 2011 between the Company and the Underwriters (as defined therein).

The document listed in item (ii) above is herein sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the [Secretary] of the Company on [—] 2011, [minutes of a meeting/written resolutions] of its directors [held on/dated] [—] 2011 [and [minutes of a meeting/written resolutions] of the shareholders of the Company [held on/dated] [—] 2011] (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Document, other than the Company, to enter into and perform its respective obligations under the Document, (d) the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the accuracy and completeness of all factual representations made in the Prospectus, the Document and other documents reviewed by us, (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Document which is expressed to be governed by such Foreign Laws in accordance with its terms, and (i) that upon issue of any Shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

The obligations of the Company under the Document (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Each of the Company and the Bermuda Subsidiaries is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda) with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectus.

2.	The Company has the necessary corporate power and authority to execute, deliver and perform its obligations under the Document. The execution and delivery of the Document by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorise its execution,

delivery and performance of the Document. The Document has been duly executed and delivered by or on behalf of the Company.

4.	No order, consent, approval, licence, authorisation or validation of, filing with or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Document, except such as have been duly obtained or filed in accordance with Bermuda law.

5.	It is not necessary or desirable to ensure the enforceability in Bermuda of the Document that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that the Document creates a charge over assets of the Company or any of the Bermuda Subsidiaries, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $557 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation). As the Document is governed by the Foreign Laws, the question of whether it creates such an interest in property would be determined under the Foreign Laws.

6.	The Document and the issuance of the Shares pursuant thereto will not be subject to ad valorem stamp duty in Bermuda.

7.	The choice of the Foreign Laws as the governing law of the Document is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.

8.

The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in a court outside of Bermuda against the Company based upon the Document under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

9.	Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at [—] [am/pm] on [—] 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Company, or any of the Bermuda Subsidiaries, nor any legal or governmental proceedings pending in Bermuda to which the Company or any of the Bermuda Subsidiaries are subject.

10.	Based solely on a search of the public records in respect of the Company and the Bermuda Subsidiaries maintained at the offices of the Registrar of Companies at [—] [am/pm] on [—] 2011 in respect of the Company, [—] [am/pm] on [—] 2011 in respect of Holdings II, [—] [am/pm] on [—] 2011 in respect of Holdings III and [—] [am/pm] on [—] 2011 in respect of Holdings IV (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Cause Book of the Supreme Court of Bermuda conducted at [—] [am/pm] on [—] 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), no steps have been, or are being, taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company or any of the Bermuda Subsidiaries, though it should be noted that the public files maintained by the Registrar of Companies do not reveal whether a winding-up petition or application to the Court for the appointment of a receiver has been presented and entries in the Cause Book may not specify the nature of the relevant proceedings.

11.	Based solely upon a review of the register of members of the Company certified by the Secretary of the Company on [—] 2011, the issued share capital of the Company consists of [—] common shares par value US$0.005, each of which is validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof). When issued and paid for in accordance with the Document, the Shares will be validly issued, fully paid and non-assessable and will not be subject to any statutory pre-emptive or similar rights.

12.

Based solely upon a review of the register of members of Holdings II certified by the Secretary of Holdings II on [—] 2011, all of the issued and outstanding shares of Holdings II are registered in the name of the Company and are validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

13.	Based solely upon a review of the register of members of Holdings III certified by the Secretary of Holdings III on [—] 2011, all of the issued and outstanding shares of Holdings III are registered in the name of Holdings II and are validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

14.	Based solely upon a review of the register of members of Holdings IV certified by the Secretary of Holdings IV on [—] 2011, all of the issued and outstanding shares of Holdings IV are registered in the name of Holdings III and are validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

15.	None of the Underwriters will be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and/or enforcement of the Document by such Underwriter.

16.	Each of the Underwriters has standing to bring an action or proceedings before the appropriate courts in Bermuda for the enforcement of the Document. It is not necessary or advisable in order for any of the Underwriters to enforce its rights under the Document, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in Bermuda.

17.	Neither the Company nor any of the Bermuda Subsidiaries is entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings in respect of itself or its property.

18.	There is no income or other tax of Bermuda imposed by withholding or otherwise on any payment including dividends or distributions to be made to or by the Company.

19.	Each of the Company and the Bermuda Subsidiaries has been designated as non-resident of Bermuda for the purposes of the Exchange Control Act, 1972 and, as such, is free to acquire, hold, transfer and sell foreign currency (including the payment of dividends or other distributions) and securities without restriction.

20.	The statements contained in the Prospectus under the captions “Comparison of Shareholder Rights”, “Tax Considerations – Bermuda Tax Considerations”, “Enforcement of Civil Liabilities under United States Federal Securities Laws” and “Risk Factors – We are a Bermuda company and it may be difficult for you to enforce judgments against us or certain of our directors or officers”, to the extent that they constitute statements of Bermuda law, are accurate in all material respects.

Yours faithfully,

Conyers Dill & Pearman Limited

Guy Cooper

Associate